Exhibit 99.1

January 28, 2014

Franklin Financial reports 16.2% increase in 2013 earnings

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $6,232,000 for 2013 compared to 2012 earnings of $5,365,000, an increase of 16.2%. Net income for the quarter ended December 31, 2013 was $1,141,000 compared to 2012 fourth quarter earnings of $344,000.

On a per share basis, diluted earnings were $0.27 and $1.51 for the quarter and twelve months ended December 31, 2013 compared to $0.08 and $1.32 for the same periods in 2012.

“Earnings in the fourth quarter were significantly better this year than they were in 2012 when increased other expenses including additional provision expense, legal expenses and prepayment penalties on high interest rate FHLB debt during the quarter resulted in a substantial drag on revenue for the year,” commented William E. Snell, Jr., president and CEO.

“Locally, we are seeing a slight improvement in the economy. However, there is still economic uncertainty among consumers and businesses in south central Pennsylvania coupled with concerns relative to the effects of ObamaCare. These issues have adversely impacted borrowing by both consumers and small business owners despite favorable interest rates. For F&M Trust, this translated to a reduction in average loan outstandings and average commercial loan outstandings, which declined 3.5% and 5.5%, respectively, from a year ago.”

Total assets on December 31, 2013 were $984.6 million, a 4.2% decrease from assets at December 31, 2012. At year-end, total deposits and repurchase agreements fell 5.1% to $869.6 million, while net loans were down 4.0% to $713.7 million. In addition, the market value of trust assets under management increased by 10.4% to $574.7 million at December 31, 2013.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg, Pennsylvania. Its wholly-owned subsidiary, F&M Trust, has twenty-five community banking offices throughout Cumberland, Franklin, Fulton and Huntingdon counties located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is quoted on the OTCQB Market Tier of the OTC Markets under the symbol 'FRAF'.